EZCORP REPORTS PRELIMINARY FINANCIAL DATA FOR SECOND QUARTER;
DELAYS EARNINGS RELEASE

AUSTIN, Texas (April 30, 2015) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of pawn and consumer loans in the United States, Mexico and Canada, today announced that it will delay its earnings release for the second quarter of fiscal 2015 (ended March 31, 2015), due to an ongoing review of certain elements of its Grupo Finmart loan portfolio, which is not yet completed. The company identified certain errors in a portion of the Grupo Finmart loan portfolio that may impact current and historical amounts of loan reserves and interest income, and is conducting a more thorough review to quantify the errors and assess the associated processes and controls. The company will announce its second quarter earnings upon completion of that review.

In the interim, the company is today releasing preliminary selected financial data relating to the second quarter of fiscal 2015.

Stuart Grimshaw, EZCORP’s Chief Executive Officer, stated, “Core pawn revenue growth (merchandise sales and pawn service charges excluding scrap) has been sound, increasing 5% on a constant currency basis (3% on a GAAP basis) over last year. Empeño Fácil, our Mexico pawn operation, continued to perform particularly well, with pawn loan balances up 15% on a constant currency basis (down 1% on a GAAP basis). Domestic pawn service charges were slightly higher year-over-year, despite continued pressure on loan balances from gas prices and a strengthening job market. As expected, U.S. Financial Services revenue was negatively impacted compared to last year by a number of markets being subjected to ordinance changes.

“Grupo Finmart continued to grow its base of earning assets, with strong double digit-growth in loan originations over last year. We did not undertake any asset sales in Grupo Finmart this quarter as we have done over the past several quarters. During the quarter, we noted some differences in the performance of parts of our Grupo Finmart loan portfolio that prompted a more thorough review and analysis of our loan reserves, interest income, processes and controls. We are diligently working to complete that review as soon as possible and will delay our earnings release accordingly.”

U.S. & Canada Segment
Pawn
Core pawn revenue increased 2% versus the prior year quarter, and was flat on a same-store basis. Within core pawn, retail sales increased 3% in total and 1% on a same-store basis. While pawn service charges were slightly higher than the same period a year earlier, pawn loan balances were down 1% in total and 3% on a same-store basis. The average monthly pawn loan portfolio yield was 14%, a slight increase versus prior year driven primarily by an increase in loan extensions.

The focus on improving the balance sheet continued in the second quarter, with inventory turns improving to 2.8x versus 2.6x in the prior year and 2.4x in the first quarter. Total inventory was reduced by $15 million or 13% during the quarter, a result of a focus on overall inventory management. Aged inventory (1 year or older) was reduced by 38% during the quarter, but still remains 12% of total inventory balances.

Gross margin on merchandise sales was in line with expectations at 33% but lower than 39% in the prior year quarter. Pressure on margins will continue throughout the remainder of this fiscal year with continued focus on aged inventory reduction, but retail gross margins are expected to improve over time as the company sells through the aged inventory.

Scrap sales decreased 29%, primarily due to volume reductions and decreases in the price of gold. Margins on scrap sales were 23% versus 24% a year earlier. Scrap gross profit declined to 3.4% of net revenue versus 4.6% in the prior year quarter.

The company continues to add stores both organically and through acquisition. After adding 5 new de novo stores in the first quarter, the company completed the acquisition of 12 stores in Central Texas in the second quarter, its first pawn acquisition in more than two years. The company expects to complete an acquisition of 13 pawn stores in the third quarter, and intends to continue to pursue accretive acquisitions.

Financial Services
The company's U.S. Financial Services business continues to be pressured by regulatory changes enacted last fiscal year. Financial services revenues were down 10% while bad debt expense was flat year-over-year, primarily due to the impact of new ordinance cities in Texas. To put this impact in perspective, 57% of the company's U.S. Financial Services stores are in Texas, and of those, 37% are located in ordinance cities.

Total loan balances including CSO loans at quarter-end decreased 14% compared to the same quarter last year, driving a 10% decline in loan fees.

The company continued to see a shift from single-payment products toward multi-payment products. Multi-payment products contributed 41% of fee revenue compared to 29% in the same quarter last year. Multi-payment products now represent 34% of U.S. & Canada Financial Services net earning assets compared to 27% a year ago.

Bad debt expense as a percentage of average loans was 21% (compared to 19% during the second quarter last year), as multi-payment products have historically higher bad debt rates than single-payment products and the shift in product mix has contributed to higher total loss rates.

In the quarter, the company closed 28 underperforming financial services stores that had contributed a loss of $1.2 million pre-tax over the last 12 months. These closures resulted in a one-time cost in the quarter of $0.2 million after-tax.

Latin America Segment
All revenue and pawn operating metrics are quoted a constant currency basis. See the accompanying table for a reconciliation of such amounts to the comparable GAAP amounts.
Pawn
Empeño Fácil continues to show marked improvement versus the prior year, with strong pawn loan book growth, improved merchandise sales volume and a continued reduction in aged inventory.
Retail merchandise sales increased 24% in total. Pawn service charges were up 15% year-over-year driven by pawn loan balances increasing 16% versus a year earlier. The average monthly pawn loan portfolio yield was steady at 17%.

Inventory turns improved to 2.5x versus 2.3x in the prior year. Total inventory was reduced by $.9 million or 5% sequentially. Aged inventory was reduced by 39% from the prior year quarter, but still remains 11% of total inventory balances.
As was the situation in U.S. Pawn, gross margin on merchandise sales was down versus the prior year at 29%, a decrease of 5 percentage points from 34% previously, as the company continued to reduce aged inventory holdings.
Payroll Withholding Lending
Demand for loans at Grupo Finmart was strong with double-digit growth in loan originations compared to the same period last year. This quarter Grupo Finmart did not conduct any loan sales that would have otherwise contributed to quarterly earnings from the segment. This is a timing issue, and for comparative purposes, an asset sale in the second quarter of the prior year provided $5 million in pre-tax gains.

Other International Segment
The company derived a loss of $3.7 million in the quarter from its affiliate investment in Cash Converters International. The loss is due to a charge that Cash Converters International incurred in connection with the termination of agency agreements with certain development agents. Cash Converters International has stated that, as a result of the termination of these agreements, it expects to save approximately AUD $5.7 million in commissions per annum, which will constitute a significant benefit to its earnings and cash flow. Without this charge, quarterly income from the Company's affiliate investment in Cash Converters International would have been $2.2 million.

Certain Consolidated Data
Net income from continuing operations for the second quarter will be negatively impacted by the following after-tax charges (totaling $8.3 million):

•	$5.9 million related to Cash Converters International’s decision to terminate an agreement with two financial agents;

•	$0.8 million interest expense on an IRS tax settlement for fiscal 2010;

•	$0.6 million of legal expenses related to shareholder litigation and the SEC investigation;

•	$0.5 million related to subleases as the company closed its Miami and Mexico City regional offices to increase efficiency; and

•	$0.5 million from severance and expenses related to cost rationalization activities effected during the quarter.

CEO Commentary
EZCORP’s CEO, Stuart Grimshaw, noted, “Our pawn businesses in the U.S. and Mexico are sound, and will continue to drive the growth of earnings and cash flow. We believe there is tremendous opportunity in the U.S. and Mexican marketplaces for the continued growth and evolution of our pawn businesses. In our U.S. Financial Services business, we continue to work on mitigating the effects of regulatory changes and analyzing the potential impact of any future industry rule changes.

“We are working to become a fit and focused organization. We said we would improve the balance sheet, and we are making progress. We have reduced aged inventory and are improving the quality of the earning asset portfolio, but we have more work to do.

“We are focused on a return to delivering consistent performance and quality earnings. We are nearing the completion of a thorough fact-based strategic review of the businesses and operations, and plan to disclose a three-year strategic plan in conjunction with our third fiscal quarter earnings announcement.”

About EZCORP

EZCORP is a leading provider of pawn loans and consumer loans in the United States, Mexico and Canada. With approximately 7,100 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico, and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 750 stores that provide personal financial services and sell pre-owned merchandise.

Forward-Looking Statements

This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company’s strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com

Non-GAAP Financial Information

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In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP"), we provide certain other non-GAAP financial information such as constant currency results ("constant currency"). Management believes that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of our Latin America operations, which are denominated in Mexican pesos. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting our business. Management provides non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, its financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

•
Constant currency results reported herein are calculated by translating balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations.

GAAP to non-GAAP Reconciliation

	Three Months Ended March 31,
	2014	2015	2015 Constant Currency*	Variance Constant Currency	Variance GAAP
	(Unaudited)
	(in thousands)
Overall
Core Pawn Revenue	$162,616	$167,322	$170,210	5%	3%

Latin America
Retail Merchandise Sales	$13,517	$14,883	$16,785	24%	10%
Pawn Service Charges	$7,008	$7,153	$8,078	15%	2%
Merchandise Cost of Goods Sold	$8,967	$10,505	$11,846	32%	17%

*
For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended March 31, 2014 was 13.2 to 1 compared to the current quarter rate of 14.9 to 1.

GAAP to non-GAAP Reconciliation

	March 31,
	2014	2015	2015 Constant Currency*	Variance Constant Currency	Variance GAAP
	(Unaudited)
	(in thousands)
Latin America
Pawn Loans Outstanding	$15,619	$15,568	$18,136	16%	—%
Empeño Fácil Pawn Loans Outstanding	$15,619	$15,450	$17,999	15%	(1)%
Aged Inventory	$3,628	$1,912	$2,228	(39)%	(47)%

*
For balance sheet items, the end of the period rate at the end of the applicable prior-year period (March 31, 2014) of 13.1 to 1 was used, compared to the current end of period (March 31, 2015) exchange rate of 15.2 to 1.

GAAP to non-GAAP Reconciliation

	December 31, 2014	March 31, 2015	March 31, 2015 Constant Currency*
				Variance Constant Currency	Variance GAAP
	(Unaudited)
	(in thousands)
Latin America
Inventory	$19,112	$17,636	$18,244	(5)%	(8)%

*
For balance sheet items, the end of the period rate at the end of the current-year prior period (December 31, 2014) of 14.7 to 1 was used, compared to the current end of period (March 31, 2015) exchange rate of 15.2 to 1.